SCHEDULE 14A
                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials by Rule 14a-6(c)(2))
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Freeport-McMoRan Inc.
                (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:
             $125
      ----------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      ----------------------------------------------------------------

(3)   Filing Party:

      ----------------------------------------------------------------

(4)   Date Filed:

      ----------------------------------------------------------------


                             FREEPORT-McMoRan INC.

                              September 12, 1995

Dear Stockholder:

         You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Freeport-McMoRan Inc. (the "Company"), to be held at the offices of the Company, 1615 Poydras Street, New Orleans, Louisiana, on Friday, October 20, 1995, at 11:00 a.m. The Special Meeting has been called to amend the Certificate of Incorporation of the Company, as amended, to effect a one-for-six reverse split of the Company's Common Stock (the "Common Stock"), reduce the par value of the Common Stock and decrease the authorized number of shares of Common Stock (the "Amendment").

         The Amendment follows the tax-free distribution (the "Distribution") by the Company on July 17, 1995 to the holders of its Common Stock, on a pro rata basis, of all of the Class B Common Stock of Freeport-McMoRan Copper & Gold Inc. ("FCX"). FCX has experienced substantial growth during the years since it was organized in 1987, providing a significant portion of the Company's revenue, earnings and stock value. Following the Distribution, the value of the Common Stock was substantially reduced.

         The Company continues to own an approximate 51% interest in its agricultural minerals affiliate, Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"). FRP is engaged in the production of phosphate fertilizers and the mining of phosphate rock through IMC-Agrico Company; the mining, transportation and terminalling of sulphur and the development and production of related oil reserves.

         The Company's Board of Directors believes that the total number of shares outstanding following the Distribution is large relative to the Company's market capitalization. By issuing one new share of Common Stock for every six shares of presently outstanding Common Stock, the proposed reverse stock split will decrease the number of outstanding common shares and increase the per share price level of the Common Stock. The higher per share price of the Common Stock would then be more consistent with the trading price of stock of similarly situated companies.

         The Company is considering whether to commence, following the proposed reverse stock split, an odd-lot program pursuant to which holders of fewer than 100 shares of Common Stock would be able to sell their holdings without incurring the customary brokerage commissions associated with the sale of an odd-lot. However, no assurance can be made that an odd-lot program will be commenced.

         Please give the enclosed materials your careful attention. It is important that your shares of Common Stock be represented and voted at the Special Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Special Meeting, please complete and execute the accompanying proxy card and return it in the enclosed white envelope in order to make certain that your shares will be represented at the Special Meeting. In addition, please complete and execute the enclosed letter of transmittal and return it along with your present Common Stock certificates in the enclosed brown envelope. If the reverse stock split is effected, new certificates representing the number of whole shares of Common Stock you own after giving effect to the reverse stock split will be sent to you.

                                             Very truly yours,


                                             James R. Moffett
                                             Chairman of the Board


                             FREEPORT-McMoRan INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               October 20, 1995
                                                            September 12, 1995

         A Special Meeting of Stockholders of Freeport-McMoRan Inc. will be held at the offices of the Company, 1615 Poydras Street, New Orleans, Louisiana, on Friday, October 20, 1995, at 11:00 a.m., for the following purpose:

         1. To approve an amendment to the Company's Certificate of Incorporation, as amended, to effect a one-for-six reverse split of the Company's Common Stock, reduce the par value of the Common Stock and decrease the number of authorized shares of Common Stock.

         The Board of Directors has fixed September 6, 1995, as the record date for the determination of stockholders entitled to vote at the meeting.

         If you will be unable to attend the meeting, kindly mark, sign, date and return the enclosed proxy. A white, postage prepaid envelope is enclosed for your use. Prompt response is helpful, and your cooperation will be appreciated.

                                       By Order of the Board of Directors.



                                       MICHAEL C. KILANOWSKI, JR.
                                       Secretary


                             FREEPORT-McMoRan INC.
                              1615 Poydras Street
                         New Orleans, Louisiana 70112

         The Annual Report to Stockholders for the year 1994, including financial statements, was mailed to stockholders on or about March 21, 1995.

                                PROXY STATEMENT

         This Proxy Statement and enclosed form of proxy are being furnished on or about September 12, 1995, in connection with a solicitation of proxies by the Board of Directors (the "Board of Directors") of Freeport-McMoRan Inc. (the "Company") to be used at a Special Meeting of Stockholders of the Company (the "Meeting") to be held on October 20, 1995, at 11:00 a.m.

Voting Procedure

         Stockholders of record at the close of business on September 6, 1995 will be entitled to vote at the Meeting. On the record date, there were 168,986,266 shares of Common Stock outstanding, and each of such shares will be entitled to one vote at the Meeting.

         The By-Laws of the Company provide that the holders of a majority of the shares of Common Stock of the Company issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum at the Meeting.

         Votes cast at the Meeting will be counted by the persons appointed by the Company to act as inspectors of election for the Meeting. The inspectors of election will treat shares of Common Stock represented by a properly executed and returned proxy as present at the Meeting for purposes of determining a quorum. Proxies marked "abstain" will be counted as shares present for purposes of determining a quorum.

         The proposal to amend the Certificate of Incorporation, as amended, to effect a one-for-six reverse split of the Company's Common Stock, reduce the par value of the Common Stock and decrease the number of authorized shares of Common Stock (the "Proposal") requires the affirmative vote of a majority of the outstanding shares of Common Stock; therefore, with respect to the Proposal, abstentions and broker non-votes will have the same effect as votes against it.

         Proxies in the enclosed form are solicited by the Board of Directors of the Company to provide an opportunity to every stockholder to vote on the Proposal, whether or not he or she attends the Meeting in person. If proxies in the enclosed form are properly executed and returned, the shares represented thereby will be voted at the Meeting in accordance with stockholder direction. Any stockholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A stockholder may also attend the Meeting in person and vote by ballot, thereby canceling any proxy previously given. Except for the Proposal, the Board of Directors has no knowledge of any other matters to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

Proxy Solicitation

         The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained Georgeson & Co. Inc., Wall Street Plaza, New York, New York to assist it in the solicitation of proxies from brokers and nominees. It is estimated that the fees for the services of that firm will be $8,500; the Company also will reimburse the firm for its reasonable out-of-pocket expenses incurred in connection with providing the services. Certain employees of the Company, who will receive no compensation for their services other than their regular remuneration, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

Stockholder Proposals

         Any proposal of a stockholder intended to be presented at the Company's 1996 Annual Meeting must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than November 22, 1995.

     PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS
        AMENDED, TO EFFECT A ONE-FOR-SIX REVERSE SPLIT OF THE COMPANY'S
          COMMON STOCK, REDUCE THE PAR VALUE OF THE COMMON STOCK AND
           DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors has proposed an amendment to Article FOURTH of the Company's Certificate of Incorporation, as amended, that would effect a reverse split of the Company's Common Stock on the basis of one new share of Common Stock for each six shares of presently outstanding Common Stock, reduce the par value of the Common Stock from $1.00 per share to $.01 per share and decrease the number of authorized shares of Common Stock from 300,000,000 shares to 100,000,000 shares, thereby reducing the total number of authorized shares of capital stock from 350,000,000 shares to 150,000,000 shares. As of September 6, 1995, 168,986,266 shares of Common Stock were issued and outstanding, 41,862,078 shares were held in treasury and 89,151,656 shares were unissued. As of September 6, 1995 there were 21,158,688 shares of Common Stock reserved for issuance upon the conversion of the Company's $4.375 Convertible Exchangeable Preferred Stock (the "Preferred Stock") or upon the exercise of options under the Company's stock option plans.

Reasons for the Proposed Reverse Stock Split

         The Proposal follows the tax-free distribution (the "Distribution") by the Company on July 17, 1995 to the holders of its Common Stock, on a pro rata basis, of all of the Class B Common Stock of Freeport-McMoRan Copper & Gold Inc. ("FCX"). FCX has experienced substantial growth during the years since it was organized in 1987, providing a significant portion of the Company's revenue, earnings and stock value. Following the Distribution, the value of the Common Stock was substantially reduced.

         The Company continues to own an approximate 51% interest in its agricultural minerals affiliate, Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"). FRP is engaged in the production of phosphate fertilizers and the mining of phosphate rock through IMC-Agrico Company; the mining, transportation and terminalling of sulphur and the development and production of related oil reserves.

         The Company's Board of Directors believes that the total number of shares outstanding following the Distribution is large relative to the Company's market capitalization. By issuing one new share of Common Stock for every six shares of presently outstanding Common Stock, the proposed reverse stock split will decrease the number of outstanding common shares and increase the per share price level of the Common Stock. The higher per share price of the Common Stock would then be more consistent with the trading price of stock of similarly situated companies. The proposed decrease in the par value of the Common Stock and reduction in the number of authorized shares of Common Stock result from the proposed reverse stock split and the Distribution.

Principal Effects of the Proposal

         The principal effects of the proposed reverse stock split would be the following:

         Based upon 168,986,266 shares of Common Stock outstanding on September 6, 1995 the proposed one-for-six reverse stock split would decrease the number of outstanding shares of Common Stock by approximately 83%, and thereafter approximately 28,164,378 shares of Common Stock would be outstanding, held by approximately 23,262 stockholders of record. The proposed reverse stock split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act of 1934 or the listing of the Common Stock on the New York Stock Exchange.

         The reverse stock split will leave certain stockholders with one or more "odd-lots" of the Company's Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100. The Company is considering whether to commence, following the proposed reverse stock split, an odd-lot program pursuant to which holders of fewer than 100 shares of Common Stock would be able to sell their holdings without incurring the customary brokerage commissions associated with the sale of an odd-lot. However, no assurance can be made that an odd-lot program will be commenced.

         As of September 6, 1995 there were outstanding options to purchase shares under the Company's stock option plans relating to an aggregate of 10,180,165 shares of Common Stock. On that date 1,105,064 shares of Common Stock remained available for grant under such plans. All of the outstanding options include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Corporate Personnel Committee of the Company's Board of Directors. If the proposed one-for-six reverse stock split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options a total of approximately 1,696,694 shares of Common Stock. Each of the outstanding options would thereafter evidence the right to purchase approximately 16.67% of the shares of Common Stock previously covered thereby and the exercise price per share would be six times the previous exercise price. The number of shares available for grant under the Company's stock option plans would be decreased to approximately 184,177 shares of Common Stock.

         If the proposed one-for-six reverse stock split is approved and effected, the conversion rate for shares of Preferred Stock would be adjusted proportionately so that the new conversion rate would be approximately 16.67% of the present conversion rate and each share of Preferred Stock would thereafter be convertible into one-sixth of the number of shares of Common Stock that such share would have been convertible into immediately prior to the reverse stock split. The number of shares of Common Stock reserved for issuance for this purpose would decrease from 10,978,523 to approximately 1,829,754 shares.

         The following table illustrates the principal effects of the proposed reverse stock split discussed in the preceding paragraphs:

                                                                Prior to Reverse Stock      After Reverse Stock
                     Number of Shares                            Split and Amendment        Split and Amendment
                      of Common Stock                               to Certificate            to Certificate
-----------------------------------------------------------    ------------------------    ---------------------
Authorized.................................................                 300,000,000              100,000,000
Outstanding................................................                 168,986,266               28,164,378
Reserved for future issuance upon exercise of
  options under the Company's stock option plans...........                  10,180,165                1,696,694
Reserved for issuance in connection with future
  grants under the Company's stock option plans............                   1,105,064                  184,177
Reserved for issuance upon conversion of shares
  of Preferred Stock.......................................                  10,978,523                1,829,754
Available for future issuance by action of the
  Board of Directors (after giving effect to the
  above reservations)......................................                 108,749,982               68,124,997

         Assuming the proposed amendment to the first paragraph of Article FOURTH of the Company's Certificate of Incorporation, as amended, effecting the Proposal is approved, a Certificate of Amendment amending the Certificate of Incorporation, as amended, as set forth in Exhibit A to this Proxy Statement, will be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") as promptly as practicable thereafter.
The amendment and the proposed reverse stock split would become effective upon the date of filing (the "Effective Date").

Exchange of Common Stock Certificates; Receipt of Dividends

         Following the reverse stock split, old Common Stock certificates cannot be used on either transfers or deliveries of Common Stock, and holders of such old Common Stock certificates will not receive any dividends declared upon shares of Common Stock until such old Common Stock certificates have been exchanged for new Common Stock certificates. Holders of old Common Stock certificates, therefore, should complete and execute the enclosed letter of transmittal and return it along with their old Common Stock certificates to Chemical Mellon Shareholder Services (the "Exchange Agent") in the enclosed brown envelope. New certificates representing the number of whole shares of Common Stock holders own after giving effect to the reverse stock split will be sent to each holder following the Effective Date. If the reverse stock split is not effected, old Common Stock certificates will be returned.

Elimination of Fractional Share Interests

         No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse stock split, but in lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable will be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to receive a fraction of a share in connection with the reverse stock split. Sales of fractional interests will be effected by the Exchange Agent as soon as practicable after the Effective Date on the basis of prevailing market prices of the Common Stock on the New York Stock Exchange at the time of sale. After the Effective Date, the Exchange Agent will pay to such stockholders, upon their surrender of old Common Stock certificates, their pro rata share of the net proceeds derived from the sale of their fractional interests. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests; all of such costs will be borne by the Company.

Certain United States Federal Income Tax Consequences

         The following is a general discussion of the material United States federal income tax consequences of the proposed reverse split of the Company's Common Stock. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Stock and is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations as of the date hereof, all of which are subject to change (possibly on a retroactive basis). Holders of Common Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the proposed reverse stock split.

         The proposed reverse stock split will be a tax-free recapitalization for the Company and its stockholders, and no gain or loss will be recognized to the Company or its stockholders who do not receive any cash as a result of the reverse stock split. The aggregate tax basis of the new shares of Common Stock (including fractional share interests sold by the Exchange Agent on behalf of the stockholder) in the hands of a stockholder will be the same as the aggregate basis of the shares of Common Stock held by the stockholder immediately prior to the reverse stock split. A stockholder's holding period for the new shares of Common Stock (including fractional share interests) will include the holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock prior to the reverse stock split are held as a capital asset on the date of the exchange. Where cash is received by a stockholder as a result of a sale by the Exchange Agent of a fractional new share of Common Stock, the stockholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the fractional share sold. Provided the shares of Common Stock prior to the reverse stock split are held as a capital asset in the hands of the stockholder, the gain or loss will be capital gain or loss.

Vote Required

         The proposed amendment would effect a reverse stock split, reduce the par value of the Common Stock and decrease the number of authorized shares of Common Stock. Approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock.

         The foregoing summary of the amendment is qualified in its entirety by reference to the complete text of the proposed revised first paragraph of Article FOURTH of the Certificate of Incorporation, as amended, which is set forth as Exhibit A to this Proxy Statement.

         The Board of Directors recommends a vote "FOR" the approval of the Proposal.

         The Board of Directors reserves the right to abandon the proposed amendment without further action by the stockholders at any time prior to the filing of the amendment with the Delaware Secretary of State notwithstanding authorization of the proposed amendment by the stockholders.


                                                                    EXHIBIT A



1. The pertinent provisions of the proposed amendment modifying the first paragraph of Article FOURTH of the Certificate of Incorporation, as amended, of Freeport-McMoRan Inc., are as follows:

         FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 150,000,000 shares, of which 50,000,000 shares shall be Preferred Stock with a par value of $1.00 per share and 100,000,000 shares shall be Common Stock with a par value of $.01 per share.

2. At the effective time of this amendment to the Certificate of Incorporation, as amended, of Freeport-McMoRan Inc., each six (6) issued and outstanding shares of Common Stock, $1.00 par value, of the Company shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, $.01 par value, of the Company. No scrip or fractional shares shall be issued by reason of this amendment.


PROXY CARD
                             FREEPORT-McMoRan INC.

   Proxy Solicited on Behalf of the Board of Directors for Special Meeting
                                of Stockholders

                               October 20, 1995

         The undersigned hereby appoints James R. Moffett, Rene L. Latiolais and George A. Mealey as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Inc. at a Special Meeting of Stockholders to be held on Friday, October 20, 1995, at 11:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the other side of this card, (2) as the Board of Directors recommends where you do not specify your vote on the matter listed on the other side of this card and (3) as the proxies decide on any other matter.


        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
                 THE ENCLOSED WHITE, POSTAGE PREPAID ENVELOPE

The Board of Directors recommends a vote FOR:


1. Approval of proposal to amend the Certificate of Incorporation, as amended.

         FOR   AGAINST   ABSTAIN
         [ ]     [ ]       [ ]

You may specify your vote by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote the item in accordance with the Board of Directors' recommendation. If your vote is not specified, this proxy will be voted FOR Proposal 1.

                                                  DATED:_________________,
                                                  1995
                                                  ___________________________
                                                  ___________________________
                                                         (Signature)
                                                  If you wish to vote on all
                                                  matters as the Board of
                                                  Directors recommends, please
                                                  sign, date and return this
                                                  card.  If you wish to vote
                                                  on the item individually,
                                                  please also mark the
                                                  appropriate box on this
                                                  side of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED WHITE, POSTAGE PREPAID ENVELOPE